NEITHER THIS NOTE NOR THE SHARES ISSUABLE UPON ITS CONVERSION HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.


                                 PROMISSORY NOTE


$500,000.00                                                       March 24, 1997
                                                         Los Angeles, California

         FOR VALUE RECEIVED, CL THOMSON-VISION EXPEDITION, INC., a California corporation, promises to pay to the order of Tsunami Capital Corporation (the "Lender") at its principal office or at Lender's option via wire transfer pursuant to wire transfer instructions given by Lender to Maker prior to the due date, the sum of Five Hundred Thousand Dollars ($500,000), together with interest thereon at the rate of ten percent (10%) per annum from the date hereof until paid; provided that upon the occurrence of a Default (hereinbelow defined), interest shall accrue on the balance of any unpaid principal and accrued interest at the rate of eighteen percent (18%) per annum until such balance is paid.

         Principal and accrued interest shall be payable on December 31, 1997. This Note may be prepaid in whole or in part at any time and from time to time.

         If Maker fails to fully and timely pay the principal or the accrued interest of this Note within ten (10) days of the due date hereunder, the holder hereof will be entitled to exercise any and all rights and remedies arising under this Note or as is otherwise available at law or equity, including without limitation, at the holder's sole option, convert all or any part of this Note into shares of the Maker's common stock. No waiver of any payment or other right under this Note or any other related agreement shall operate as a waiver of any of the payments or rights.

         The  holder  hereof  may,  at any time  after  this Note is in  Default
(hereinbelow defined) and prior to January 31, 1998, convert all or a part of this Note into shares of the Maker's common stock. The number of shares of the Maker's common stock into which this Note may be converted shall be determined by dividing the principal amount of and the unpaid accrued interest under the Note by $1.00. Before any holder hereof shall be entitled to convert this Note into shares of the common stock of the Maker, he shall surrender this Note together with a duly executed written notice stating the amount of this Note to be converted and the number of shares of common stock which shall be issued upon such conversion.

         The occurrence of any of the events specified below shall constitute a default under this Note ("Default"), and the holder of this Note may, so long as such condition exists, declare the entire principal amount and accrued interest thereon immediately due and payable, without notice to the Maker:

                  (i) Default in the payment of the principal or accrued interest of this Note when due and payable, which is not cured within ten (10) days; or

                  (ii) the institution by the Maker of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing by any such petitioner of the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Maker, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Maker in furtherance of any such action; or

                  (iii) If, within sixty (60) days after the commencement of an action against the Maker (and service of process in connection therewith on the Maker) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief, under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Maker or all orders or proceedings thereunder affecting the operations or the business of the Maker stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Maker of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Maker, such appointment shall not have been vacated.

         Maker and each surety, endorser, guarantor and any other party liable for payment of any sums due hereunder, jointly and severally waive demand for payment, presentment, protest, notice of protest and non-payment, or any other notice of default, notice of acceleration and intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension of the time of payment hereof, or in any indulgences, or by the failure to collect or for lack of diligence to bring a suit on this Note or any renewal hereof, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

         This Note shall be construed according to laws of the State of Arizona and any action to enforce this Note shall be commenced and maintained in any state or federal court in the State of Arizona.

         If this Note is placed in the hands of an attorney for collection after default, the Maker, as well as all persons to become liable hereon, agrees to pay, in addition to the unpaid principal and interest due hereon, all costs and reasonable attorney's fees incurred by the holder hereof in collecting or enforcing the payment of this Note.

         Time is of the essence under this Note.

                                        Maker:

                                        CL THOMSON-VISION EXPEDITION, INC.



                                        /s/ Dionisio Lee-Yang
                                        ------------------------------------
                                        Dioniso Lee-Yang, President
                                        3